Exhibit 21
SUBSIDIARIES OF THE FINISH LINE, INC.

Subsidiary	State of Incorporation	Percentage of Ownership
The Finish Line USA, Inc.	Indiana	100%
The Finish Line Distribution, Inc.	Indiana	100%
Finish Line Transportation Co., Inc.	Indiana	100%
The Finish Line MA, Inc.	Indiana	100%
The Finish Line Puerto Rico, Inc.	Indiana	100%
Spike’s Holding, LLC	Indiana	100%
The Running Specialty Group, LLC	Indiana	95%
The Running Specialty Group Acquisitions 1, LLC	Indiana	100%	*

*	The Running Specialty Group Acquisitions 1, LLC is owned 100% by The Running Specialty Group, LLC